EXHIBIT 23.2


                               CONSENT OF KPMG LLP

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                                                                   EXHIBIT 23.2


The Board of Directors
Wintrust Financial Corporation

     We consent to incorporation by reference in the Registration Statement on Form S-8 of Wintrust Financial Corporation relating to the Wintrust Financial Corporation 1997 Stock Incentive Plan, as amended, of our report dated March 19, 1999, relating to the consolidated statement of condition Wintrust Financial Corporation and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998, which report is incorporated by reference in the December 31, 1999 Annual Report on Form 10-K of Wintrust Financial Corporation.


                                                      KPMG LLP

Chicago, Illinois
December 21, 2000

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